Exhibit 4.6

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

ALTERNUS CLEAN ENERGY, INC.

PROMISSORY NOTE

Principal Amount: $240,000.00
Purchase Price: $200,000.00	June 6, 2025

FOR VALUE RECEIVED, Alternus Clean Energy, Inc., a Delaware corporation, promises to pay to 3i, L.P., a Delaware limited partnership (the “Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of Two Hundred and Forty Thousand Dollars ($240,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this as provided in this Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Note”) on the unpaid principal balance at a rate equal to 12.0% simple interest per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur of the following: (i) December 31, 2025 (the “Maturity Date”); (ii) upon the consummation of a Corporate Event (as defined below); or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof, unless this Note is earlier exchanged pursuant to Section 6 or is earlier redeemed pursuant to Section 7.

This Note may be one of a series of promissory notes (collectively, the “Notes”) issued by the Company pursuant to the Note Purchase Agreement dated Junel 6, 2025, as such may be amended from time to time (the “Purchase Agreement”). The Notes shall rank pari passu with each other in the right to repayment.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Definitions. Capitalized terms not otherwise defined herein shall have the following meanings:

(a) “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Corporate Event” shall be deemed to have occurred (i) if the Company merges, consolidates or reorganizes with one or more entities, corporate or otherwise, as a result of which the holders of the Company’s stock entitled to vote for the election of directors immediately prior to such event do not hold at least 50% of the stock entitled to vote for the election of directors immediately after such event, or (ii) if the Company sells all or substantially all of its assets.

(c) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post- petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(d) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(e) “Securities Act” shall mean the Securities Act of 1933, as amended.

2. Prepayment. Upon two days prior written notice, the Company may prepay this Note in whole or in part without the consent of the Holder and without penalties. Any prepayments shall be made pro rata among the holders of all of the Notes based on the relative outstanding principal amounts of the Notes. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable; or

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty five (45) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

4. Notice of Events of Default. As soon as possible and in any event within three (3) business days after it becomes aware that an Event of Default has occurred, the Company shall notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Section 3(a) at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 3(b), through 3(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by the Security Agreement or by law, either by suit in equity or by action at law, or both.

6. Optional Exchange.

(a) Exchange Upon an Equity Financing If prior to the Maturity Date or other repayment, or forgiveness in full of this Note, the Company concludes a future equity financing (each, an “Equity Financing”), the Holder shall be entitled to exchange the outstanding principal and accrued but unpaid interest on this Note into such number of shares of the equity security issued by the Company obtained by dividing (i) the principal and interest under this Note by (ii) the lowest price per share of the equity security in the Equity Financing sold to other purchasers, rounded down to the nearest whole share. As a condition precedent (which may be waived by the Company) to the exchange of this Note as provided for in this Section 6(a), Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions, and having substantially the same terms as those agreements entered into by the other purchasers participating in such Equity Financing. Prior to the closing of any Equity Financing, Company will notify Holder, in writing at least five (5) days prior to the initial closing of such Equity Financing, of the lowest price per share at which the equity security is being sold in such Equity Financing, the aggregate consideration (excluding the aggregate principal and accrued interest due on this Note and all other convertible notes then outstanding and issued by the Company) being paid for such equity security and such other information as may reasonably be required to permit Holder to evaluate the desirability of electing to exchange this Note pursuant to this Section 6(a). The Holder shall give at least two (2) days written notice to the Company prior to the initial closing of the Equity Financing as to whether the Holder elects that this Note convert into the equity security issued in the Equity Financing and the amount that the Holder wishes to exchange.

(b) Termination of Rights. Whether or not this Note has been surrendered for cancellation, all rights with respect to this Note shall terminate upon the issuance of equity securities upon conversion of this Note under Section 6(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is practicable following conversion of this Note

7. Redemption/Conversion.

(a) Optional Redemption by the Company. At any time on or after the date hereof, so long as no Event of Default has occurred or is continuing, the Company shall have the right to redeem all, but not less than all, of the outstanding balance then remaining under this Note upon two (2) days written notice to the Holder (the “Company Optional Redemption Notice”). The Company may deliver only one Company Optional Redemption Notice hereunder and such Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than five (5) business days nor more than ten (10) business days following the date of the Company Optional Redemption Notice, (y) certify that no Event of Default has occurred or is continuing and (z) state the aggregate outstanding amount of the Notes which is being redeemed from the Holder pursuant to this Section 7(a) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, if no Event of Default has occurred as of the date of the Company Optional Redemption Notice but an Event of Default occurs at any time prior to the Company Optional Redemption Date, the Company shall provide the Holder a subsequent notice to that effect and unless the Holder waives the Event of Default, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Event of Default has occurred and continuing. If the Company elects to cause a redemption of this Note pursuant to Section 7(a), then it must simultaneously take the same action with respect to all of the other outstanding Notes.

(b) Optional Redemption by the Holder. At any time while this Note shall be outstanding, upon the consummation of a future debt, equity, or equity-linked financing by the Company (excluding any single financing less than $1,000,000, or any securities issued, or exchanged for securities under, Section 3(a)10 of the Securities Act of 1933, or for the acquisition of assets, or the Company Equity Incentive Plan) (a “Financing”), the Holder shall have the option to require the Company to redeem the outstanding balance of this Note, not to exceed a maximum redemption of thirty three percent (33%) of the funds raised over $1,000,000, together with all accrued interest thereon, from the gross proceeds of such Financing.

8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

10. Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

11. Transfer of this Note. With respect to any offer, sale or other disposition of this Note, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and Holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.

13. No Stockholder Rights. This Note shall not entitle the Holder to any voting rights or any other rights as a shareholder of the Company or to any other rights except the rights stated herein.

14. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be delivered in accordance with the terms of the Purchase Agreement

15. Waivers. Except for the notices required by this Note, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

16. Reserved

17. Expenses. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

18. Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

19. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

ALTERNUS CLEAN ENERGY, INC.,
a Delaware corporation

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer

Acknowledged and Agreed Upon the Holder:

3i, L.P.,

a Delaware limited partnership

By:
Name:	Maier Tarlow
Title: